                                                                    EXHIBIT 99.1

                                                                        Contact:
                                                                 David J. Foster
                                                         Chief Financial Officer
                                                                    650-655-4200
                                                           investor@argotech.com


            ARGONAUT TECHNOLOGIES REPORTS SECOND QUARTER 2004 RESULTS

     o    Increased net sales 13% from Q1 2004

     o    Met revenue, gross margin and bottom-line guidance

     o    Lowered total operating expenses 14% vs. Q2 2003

     o Shipped new Advantage Series 2410(TM) and FlashMaster Personal+ instruments in Q2

FOSTER CITY, CALIF. JULY 29, 2004 -- Argonaut Technologies, Inc. (Nasdaq: AGNT) today reported financial results for the second quarter ended June 30, 2004.

For the second quarter of 2004, net sales increased 13% to $5.3 million from $4.7 million in the first quarter of 2004, but declined when compared with second quarter 2003 net sales of $6.9 million. The decline in year-over-year revenue is due in part to exiting non-strategic products lines during 2003 and the culmination of a contract R&D project that resulted in the launch of the Advantage Series 2410 product.

"We remain focused on top line growth and have seen improvements in both orders and sales volume during the second quarter. In fact, many of the large pharmaceutical companies began to release 2004 funds this past quarter," said Lissa A. Goldenstein, Argonaut's president and chief executive officer. With the pressure on the pharmaceutical industry to efficiently develop new chemical compounds at a much more rigorous pace, our customers continue to tell us that our products address critical productivity needs. We are committed to our customers' success and the increased utilization of our tools."

For the second quarter of 2004, the net loss was approximately $2.0 million, or $(0.10) per share, compared to a net loss of $1.9 million, or $(0.09) per share, for the second quarter of 2003. As anticipated, gross margins improved from 29% in Q1, and were about 43% in the second quarter of 2004, within the 40-44% range of previous guidance. This is the result of increased sales volume and the completed transfer of some manufacturing operations between our California and Wales facilities. Operating expenses were $4.3 million in the second quarter of 2004 compared to $5.0 million in the second quarter of 2003, or down 14% from the prior year.

The Company's second quarter 2004 revenue guidance was $5.3 million to $5.7 million, net loss guidance was $1.8 million to $2.2 million, and gross margin guidance was in the range of 40%-44%.

As of June 30, 2004, Argonaut had approximately $14.8 million in cash, cash equivalents, short-term, and long-term investments. The Company had a net decrease of approximately $2.3 million in cash, cash equivalents, short-term, and long-term investments during the second quarter, as compared to a decrease of $2.8 million in the second quarter of 2003.

"We continue to implement cost controls and operational improvements. In addition, the consolidation of instrument operations in California and consumables operations in Wales is complete. We now look forward to the relocation of our corporate headquarters in August to a more efficient and cost effective facility nearby. Our management team remains committed to achieving positive cash flow as quickly as possible," continued Goldenstein.

THIRD QUARTER AND FULL-YEAR OUTLOOK

Argonaut Technologies provided third quarter revenue guidance of $5.4 million to $5.8 million, which is a small increase from the second quarter, but reflects a seasonally quieter quarter. Gross margin for the second quarter is expected to be 40% to 44%, in line with Q2 performance. The company expects the net loss for the quarter to be in the range of $1.7-$2.0 million. For the full-year, Argonaut Technologies expects revenue in the range of $21-$23 million, a net loss of $7-$9 million, and $6-$8 million in cash use.

"We have seen some improving order volume in the second quarter and an increase in our backlog; however, we remain cautious about the uncertainty of pharmaceutical R&D spending, especially with regard to capital equipment orders," commented Ms. Goldenstein.

CONFERENCE CALL DETAILS

Argonaut Technologies will discuss these financial results and its outlook during a conference call scheduled for today, Thursday, July 29, 2004 at 2:00 p.m. Pacific / 5:00 p.m. Eastern. Interested parties may participate in the conference call by dialing 1-888-335-6974 (international callers dial:
1-973-935-2402). The call will also be available via live audio broadcast over the Internet at (www.argotech.com). For those unable to participate on the live call, a 24-hour replay will be available for seven days after the call at (www.argotech.com), or by calling 1-877-519-4471 (international callers dial:
1-973-341-3080) and giving the following pass code: 4885992.

ABOUT ARGONAUT TECHNOLOGIES, INC.

Argonaut Technologies, Inc. is a leading provider of consumables, instruments, and services designed to help the pharmaceutical industry accelerate drug development. The company's products enable chemists to increase productivity, reduce operating costs, achieve faster time to market, and test the increasing number of targets and chemical compounds available for drug development. Argonaut Technologies develops products in close consultation and collaboration with scientists from leading pharmaceutical companies. More than 1,200 customers use Argonaut's products worldwide.

--------------------------------------------------------------------------------

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Argonaut disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such forward-looking statements include, without limitation, statements regarding the outlook for order volumes, backlog, pharmaceutical industry research and development and capital equipment spending, net sales, gross margins, operating expenses, net loss, and cash usage for the 2004 third quarter and the 2004 fiscal year, the achievement of positive cash flow and the future demand and sales cycles for our products. Any such forward-looking statements reflect the judgment of our management as of the date of this release, and involve risks and uncertainties, including the risk that increasing revenues and decreasing expenses may not be realized as quickly as anticipated or at all and the risk that the current slow period in our industry continues for longer than we expect or deteriorates further, with a reduction in demand for our products which could significantly impact our business and results of operations. These and other risk factors are discussed in Argonaut's Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 31, 2004, in its most recent quarterly report on Form 10-Q for the quarter ended March 31, 2004 filed on May 13, 2004, and its other reports with the Securities and Exchange Commission.

                           ARGONAUT TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                                                   THREE MONTHS ENDED           SIX MONTHS ENDED
                                                        JUNE 30,                    JUNE 30,
                                                 ----------------------      ----------------------
                                                   2004          2003          2004          2003
                                                 --------      --------      --------      --------
Net sales                                        $  5,285      $  6,884      $  9,965      $ 13,137
Costs and Expenses:
  Costs of sales                                    3,006         3,872         6,109         7,369
  Manufacturing transition and startup costs         --            --             211          --
  Research and development                            928         1,061         1,873         2,354
  Selling, general and administrative               3,246         3,731         6,292         7,521
  Amortization of purchased intangibles               120           214           241           425
                                                 --------      --------      --------      --------
Total costs and expenses                            7,300         8,878        14,726        17,669
                                                 --------      --------      --------      --------
Loss from operations                               (2,015)       (1,994)       (4,761)       (4,532)

Other income (expenses):
  Interest and other income                             1           289           331           532
  Interest and other expense                          (23)         (148)         (160)         (326)
                                                 --------      --------      --------      --------
Net loss before provision for income taxes         (2,037)       (1,853)       (4,590)       (4,326)
Income taxes benefit (provision)                       (8)          (53)           19          (111)
                                                 --------      --------      --------      --------
Net loss                                         $ (2,045)     $ (1,906)     $ (4,571)     $ (4,437)
                                                 ========      ========      ========      ========
Net loss per common share, basic and diluted     $  (0.10)     $  (0.09)     $  (0.22)     $  (0.22)
                                                 ========      ========      ========      ========
Weighted-average shares used in
     computing net loss per common share,
     basic and diluted                             20,437        20,114        20,452        20,068
                                                 ========      ========      ========      ========

                          ARGONAUT TECHNOLOGIES, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                   JUNE 30,      DECEMBER 31,
                                                                     2004           2003
                                                                   ---------      ---------
                                                                  (UNAUDITED)    (NOTE 1)
ASSETS
Current assets:
  Cash and cash equivalents                                          $   7,828      $   9,620
  Short-term investments                                                 1,979          3,850
  Accounts receivable, net                                               4,062          5,993
  Inventories                                                            8,078          6,946
  Prepaid expenses & other current assets                                  644            562
  Notes receivable                                                          52             56
                                                                     ---------      ---------
    Total current assets                                                22,643         27,027

Restricted cash                                                            279         12,317
Property and equipment, net                                              4,318          4,454
Goodwill                                                                 9,410          9,410
Other intangible assets, net                                             4,161          4,471
Long-term investments                                                    4,954          5,432
Other assets                                                               187            204
                                                                     ---------      ---------
                                                                     $  45,952      $  63,315
                                                                     =========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                   $   1,604      $   1,494
  Accrued compensation                                                     938            971
  Other accrued liabilities                                              2,198          2,406
  Deferred revenue                                                         484            978
  Current portion of notes payable and capital lease obligations            27         12,200
                                                                     ---------      ---------
    Total current liabilities                                            5,251         18,049

Long term debt                                                              19             23

Stockholders' equity:
  Common stock                                                               2              2
  Additional paid-in capital                                           121,718        121,670
  Deferred stock compensation                                               (4)            (9)
  Accumulated other comprehensive income (loss)                            782            824
  Accumulated deficit                                                  (81,816)       (77,244)
                                                                     ---------      ---------
    Total stockholders' equity                                          40,682         45,243
                                                                     ---------      ---------
                                                                     $  45,952      $  63,315
                                                                     =========      =========

(1) The condensed consolidated balance sheet at December 31, 2003 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.